UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of `1934

Check the appropriate box:

[ X ]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]	Definitive Information Statement

MONSTER ARTS INC.

(Name of Registrant As Specified in Charter)

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[ ]	Fee paid previously with preliminary materials

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MONSTER ARTS INC.

806 East Avenido Pico

Suite I-288

San Clemente, California 92673

Dear Shareholders:

We are writing to advise you that our Board of Directors and shareholders holding a majority of our outstanding voting capital stock have approved: (i) an amendment to the articles of incorporation to increase the authorized shares of blank check preferred stock from 20,000,000 to 100,000,000 shares of blank check preferred stock, par value $0.001 (the “Preferred Stock Amendment”); and (ii) a reverse stock split of one for one hundred (1:200) of the shares of common stock of the Company (the "Reverse Stock Split").

These actions were approved by written consent on August 28, 2014 by our Board of Directors and a majority of holders of our voting capital stock, in accordance with Nevada Revised Statutes. Our directors and majority of the shareholders of our outstanding capital stock, as of the record date of August 28, 2014, have approved the Preferred Stock Amendment and the Reverse Stock Split as determined were in the best interests of our Company and shareholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. Pursuant to Rule 14(c)-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least ten (10) days after the date of this Information Statement has been mailed to our shareholders. This Information Statement is first mailed to you on or about September 22, 2014.

For the Board of Directors

By:	/s/ Wayne Irving
Name: Wayne Irving Title: President/Chief Executive Officer

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MONSTER ARTS INC.

806 East Avenido Pico

Suite I-288

San Clemente, California 92673

INFORMATION STATEMENT REGARDING

ACTION TO BE TAKEN BY WRITTEN CONSENT OF

MAJORITY SHAREHOLDERS

IN LIEU OF A SPECIAL MEETING

PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to all holders of the common stock of Monster Offers Inc. (the "Company") as of August 28, 2014 in connection with the action taken by written consent of holders of a majority of the outstanding voting power of the Company to authorize the Preferred Stock Amendment and the Reverse Stock Split.

"We," "us," "our," the “Registrant” and the "Company" refers to Monster Arts Inc., a Nevada corporation

SUMMARY OF CORPORATE ACTIONS

INFORMATION STATEMENT

This Information Statement is furnished to the stockholders of Monster Offers Inc., a Nevada corporation (the “Company”), in connection with our prior receipt of approval by written consents, in lieu of a special meeting, of the holders of a majority of our outstanding voting power authorizing the board of directors of the Company to: (i) to approve the Preferred Stock Amendment; and (vi) approve the Reverse Stock Split.

On August 28, 2014, the Company obtained the approval of the Preferred Stock Amendment and the Reverse Stock Split by written consent of the stockholders that are the record owners of 354,724,373 shares of common stock and 20,000,000 shares of Series A preferred stock (which has 100 votes per one share of Series A preferred stock and thus equivalent to 2,000,000,000 votes), representing an aggregate of approximately 37.80% of the voting power of the common stock and 100% of the voting power of the Series A preferred stock as of August 28, 2014. The names of the shareholders of record who hold in the aggregate a majority of the voting power of our total issued and outstanding common stock and Series A preferred stock and who signed the written consent of stockholders is Wayne Irving holding of record 354,724,373 shares of common stock and 20,000,000 shares of Series A preferred stock.

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The Preferred Stock Amendment and the Reverse Stock Split cannot be effectuated until ten (10) days after the mailing of this Information Statement and after the filing of: (i) the amended Articles of Incorporation with the Nevada Secretary of State with respect to the the Preferred Stock Amendment; and (ii) the certain documentation with FINRA regarding the Reverse Stock Split.

The date on which this Information Statement will be sent to stockholders will be on or about September 22, 2014 and is being furnished to all holders of the common stock and the Series A preferred stock of the Company on record as of August 28, 2014.

The Board of Directors, and persons owning a majority of the outstanding voting securities of the Company have unanimously adopted, ratified and approved the proposed actions by the Company's board of directors. No other votes are required or necessary.

The Quarterly Report on Form 10-Q for the quarters ended March 31, 2014, the Annual Report on Form 10-K for fiscal year ended December 31, 2013 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 filed by the Company during the past two years with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commission’s web site at www.sec.gov in the Edgar Archives. The Company is presently current in the filing of all reports required to be filed by it.

Only one Information Statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at 714.462.4880. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

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VOTE REQUIRED

Pursuant to the Company's Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the Company’s outstanding votes is required to effect the Preferred Stock Amendment and approve the Reverse Stock Split. The Company’s certificate of incorporation does not authorize cumulative voting. As of the record date, the Company had 938,498,328 voting shares of common stock and 20,000,000 Series A preferred stock issued and outstanding. The consenting stockholders of the shares of common stock are entitled to 354,724,373 votes, which represents approximately 38.70% of the voting rights associated with the Company’s shares of common stock. The consenting stockholders of the shares of Series A preferred stock are entitled to 2,000,000,000 votes, which represents approximately 100% of the voting rights associated with the Company’s shares of Series A preferred stock. The consenting stockholders voted in favor of the Preferred Stock Amendment and the Reverse Stock Split described herein in a unanimous written consent, dated August 28, 2014.

PROPOSAL I

AMENDMENT TO OUR ARTICLES OF INCORPORATION

TO CREATE PREFERRED STOCK

On August 28, 2014, our Board of Directors and majority shareholders, believing it to be in the best interests of the Company and its shareholders, approved the amendment to the Company's Articles to increase the shares of blank check preferred stock, $0.001 par value per share, from 20,000,000 to 100,000,000 shares (the "Preferred Stock”). The purpose of this proposed increase in authorized share capital is to make available shares of preferred stock for issuance for general corporate purposes, the business operations of the Company and subsequent financing activities, without the requirement of further action by the shareholders of the Company. The Board of Directors has considered potential uses of the additional authorized shares of Preferred Stock, which may include the seeking of additional equity financing through public or private offerings, or for other general corporate purposes. Creating the Preferred Stock will provide the Company with greater flexibility and allow the issuance of shares of Preferred Stock without the expense or delay of seeking further approval from the shareholders. The Company is at all times investigating additional sources of financing which the Board of Directors believes will be in the Company's best interests and in the best interests of the shareholders of the Company.

Blank Check Preferred Stock

Of the 100,000,000 shares of Preferred Stock, 80,000,000 shares of Preferred Stock have not been designated and will be deemed blank check and 20,000,000 shares of Preferred Stock have been designated as Series A Preferred Stock. Pursuant to the Preferred Stock Amendment the Board of Directors of the Company will have the authority to issue such shares of Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution of the Board of Directors without obtaining prior approval of the shareholders of the Company. As stated above the Board of Directors has considered potential uses of the additional authorized shares of Preferred Stock, which may include the seeking of additional equity financing through public or private offerings, or for other general corporate purposes. Creating the Preferred Stock will provide the Company with greater flexibility and allow the issuance of shares of Preferred Stock without the expense or delay of seeking further approval from the shareholders. The Company is at all times investigating additional sources of financing which the Board of Directors believes will be in the Company's best interests and in the best interests of the shareholders of the Company.

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The Board of Directors will have the authority to create and issue authorized shares of Preferred Stock without requiring future approval from the shareholders, except as may be required by applicable law or exchange regulations. To the extent that additional authorized shares of Preferred Stock are created and or issued in the future, they will decrease the existing shareholders' percentage equity ownership interests and, will be dilutive to the existing shareholders. Any such issuance of additional shares of Preferred Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock of the Company.

The Company has no current plans to issue shares of Preferred Stock as a means of obtaining financing to fund the business of the Company or to potentially create a new class of Preferred Stock. Also, the creation of the Preferred Stock may be construed as having an anti-takeover effect. Although creation of the Preferred Stock is not being undertaken for this purpose, in the future the board of directors could, subject to its fiduciary duties and applicable law, use the Preferred Stock to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the board of directors in opposing a hostile takeover bid. Such use of the Company's Preferred Stock could render more difficult, or discourage, an attempt to acquire control of our Company if such transactions were opposed by the board of directors.

Effective Time

We intend to file, as soon as practicable on or after the ten (10th) day after this Information Statement is sent to our shareholders, an amendment to our Articles of Incorporation effectuating the Preferred Stock Amendment with the Secretary of State of Nevada. The Preferred Stock Amendment to our Articles of Incorporation will become effective at the close of business on the date the Certificate of Amendment to the Articles of Incorporation is accepted for filing by the Secretary of State of Nevada. It is presently contemplated that such filing will be made approximately ten (10) days from the date that this Information Statement is sent to our shareholders. The text of the Certificate of Amendment to the Articles of Incorporation and any future Certificates of Designation are subject to modification to include such changes as may be required by the Nevada Secretary of State to effectuate the Amendment.

No Appraisal Rights for the Amendment

Under Nevada law, the Company’s shareholders are not entitled to appraisal rights with respect to the Preferred Stock Amendment and the Company will not independently provide shareholders with any such right.

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BOARD OF DIRECTORS’

AND STOCKHOLDER APPROVAL

As our directors and stockholders of over a majority of our voting power signed a written consent in favor of the Preferred Stock Amendment, we are authorized to file Articles of Amendment to the Articles of Incorporation and any future Certificates of Designation for the Preferred Stock with the Nevada Secretary of State. The Preferred Stock Amendment will be effective upon the filing of the Articles of Amendment, which is expected to occur as soon as reasonably practicable on or after the 10th day following the mailing of this Information Statement to stockholders.

The information contained in this Information Statement constitutes the only notice we will be providing stockholders.

PROPOSAL II

APPROVAL OF REVERSE STOCK SPLIT

GRANT AUTHORITY TO THE BOARD OF DIRECTORS

TO CONDUCT UP TO A ONE FOR TWO HUNDRED SHARE

REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK.

On August 28, 2014, our Board of Directors and majority shareholders, believing it to be in the best interests of the Company and its shareholders, approved the Reverse Stock Split upon receipt of all necessary regulatory approvals and the passage of all necessary waiting periods. The Reverse Split would reduce the number of outstanding shares of our common stock but have no effect on the number of authorized shares of Common Stock or Preferred Stock.

The Board of Directors has determined that it is in the Company’s best interests to effect the Reverse Split and has considered certain factors including, but not limited to, the following:

(i) current trading price of the Company’s shares of common stock on the OTCQB market and potential to increase the marketability and liquidity of the Company’s common stock;

(ii) possible reluctance of brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold in their own portfolios;

(iii) desire to meet future requirements of per-share price and net tangible assets and shareholders’ equity relating to admission for trading on other markets;

(iv) posturing the Company and its structure in favorable position in order to effectively negotiate with potential acquisition candidates; and

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(v) provide the management of the Company with additional flexibility to issue shares to facilitate future stock acquisitions and financing for the Company.

For the above reasons, the board believes that the Reverse Split is in the best interest of the Company and its shareholders. There can be no assurance, however, that the Reverse Split will have the desired benefits.

The Reverse Split would provide for the combination of the presently issued and outstanding shares of common stock into a smaller number of shares of identical common stock, and the Reverse Split would affect all common stockholders uniformly. This process, that is known as a reverse split, would take 200 shares of the presently issued and outstanding common stock on the effective date of the amendment to the articles of incorporation that would carry out the Reverse Split and convert those shares into one share of the post-reverse stock split common stock. The conversion rate of all securities convertible into common stock other than the outstanding Preferred Stock would be proportionately adjusted.

The Board of Directors has indicated that fractional shares will not be issued. Instead, the Company will issue one full share of the post-reverse stock split common stock to any shareholder who would have been entitled to receive a fractional share as a result of the process. Each common shareholder will hold the same percentage of the outstanding common stock immediately following the Reverse Split as that shareholder did immediately prior to the Reverse Split, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor adjustment due to the additional shares that will need to be issued a result of the treatment of fractional shares.

For the above reasons, the Board of Directors believes that the Reverse Split is in the best interest of the Company and its shareholders. There can be no assurance, however, that the reverse stock split will have the desired benefits.

Effects

The Reverse Split will be effected by filing an amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State’s office and will become effective upon such filing. The actual timing of any such filing will be made by the board of directors based upon its evaluation as to when the requisite approvals are received and the requisite waiting periods have passed.

The Company is currently authorized to issue 5,000,000,000 shares of its common stock of which 938,498,328 shares are currently issued and outstanding. The Reverse Split of the Company’s common stock will not cause a decrease in the number of authorized shares of common stock. The Reverse Split will, however, reduce the number of issued and outstanding shares of common stock from 938,498,328 to approximately 4,692,492 shares. The Reverse Split will not have any effect on the stated par value of the common stock.

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The effect of the Reverse Split upon existing shareholders of the common stock will be that the total number of shares of the Company's common stock held by each shareholder will automatically convert into the number of whole shares of common stock equal to the number of shares of common stock owned immediately prior to the Reverse Split divided by 2100, with an adjustment for any fractional shares. (Fractional shares will be rounded up into a whole share).

Upon effectuation of the Reverse Split, each common shareholder’s percentage ownership interest in the Company's common stock will remain virtually unchanged, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock of the Company will be substantially unaffected by the Reverse Split, except as described above in connection with the increase in relative voting power of the Series A preferred stock. All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the Reverse Split automatically on the effective date of the Reverse Split. All shares, options, warrants or convertible securities that the Company has agreed to issue other than the Preferred Stock (or agrees to issue prior to the effective date of the Reverse Split), also will be appropriately adjusted for the Reverse Split, with the exception of the Preferred Stock which are addressed in the Certificate of Designation for the Preferred Stock. Shareholders holding greater than ..5% fractional interest will be rounded up to the nearest whole share.

As a result of the proposal to conduct a Reverse Split, the Company will have more authorized shares available for issuance than it currently has available and therefore, there is a significant risk of shareholder value represented by the common stock being further diluted by additional share issuances. The proposed Reverse Split creates a risk that current shareholders of the common stock will see the value of those shares diluted through the issuance of additional authorized but currently unissued shares. The current net tangible book value per share would be diluted if additional shares are issued without an increase taking place in the net book value of the assets of the Company. The current book value of shares held by existing shareholders would not be maintained in the event additional shares are issued. After the Reverse Split, if the board of directors would then issue the balance of the authorized shares, that action would have a material dilutive effect upon existing shareholders The board of directors may have future plans, understandings, agreements or commitments to issue additional shares of stock for any purpose, including financings. The Company currently does not have any financing plans that include the issuance of preferred or common shares of stock in the Company. However, at such time when the Company contemplated a future financing, the increased capital will provide the board of directors with the ability to issue additional shares of stock without further vote of the stockholders of the Company. The Company's stockholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company which means that current stockholders do not have a prior right to purchase any new issuance of capital stock of the Company in order to maintain their proportionate ownership of the Company's stock.

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After the taking of any action to conduct or authorize the Reverse Split is filed there is not a requirement that shareholders obtain new or replacement share certificates. Each of the holders of record of shares of the Company’s common stock that is outstanding on the effective date of the Reverse Split may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common shares into which the existing shares have been converted as a result of the Reverse Split.

BOARD OF DIRECTORS’

AND STOCKHOLDER APPROVAL

As our board of directors and stockholders of over a majority of our voting power signed a written consent in favor of the Reverse Split, we are authorized to file documentation with FINRA. The Reverse Split will be effective after the filing of an Issuer Notification Form and associated documents with FINRA, which is expected to occur as soon as reasonably practicable on or after the 10th day following the mailing of this Information Statement to stockholders.

The information contained in this Information Statement constitutes the only notice we will be providing stockholders.

DESCRIPTION OF SECURITIES

Number of Authorized and Outstanding Shares

The Company's Articles of Incorporation authorizes the issuance of 5,000,000,000 shares of common stock, par value $0.001 per share of which 938,498,328 shares were outstanding on August 28, 2014. All of the outstanding shares of common stock are fully paid and non-assessable. The Company’s Articles of Incorporation further authorize the issuance of 20,000,000 shares of preferred stock par value $0.001 per share, of which 20,000,000 shares have been designated as Series A preferred shares and are issued and outstanding on August 28, 2014. All of the outstanding shares of Series A preferred stock are fully paid and non-assessable.

Common Stock

Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock outstanding will be able to elect all of the directors of the Company and to approve or disapprove any other matter submitted to a vote of all shareholders. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

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Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

On November 18, 2013, the Board of Directors of the Company authorized and approved the creation and designation of 10,000,000 shares of the preferred stock as Series A preferred stock (the "Series A Preferred Stock"). The Designation of Series A Preferred Stock was filed with the Nevada Secretary of State on November 18, 2013 (the "Designation"). On April 2, 2014, the Board of Directors authorized and approved an amendment to the Designation, which increased the number of shares of Series A Preferred Stock to 20,000,000 shares. The Amendment to Designation was filed with the Nevada Secretary of State on April 4, 2014 (the "Amendment to Designation").

The shares of Series A Preferred Stock carry certain rights and preferences. The Designation provides that the holder of the Series A Preferred Stock shall at their option convert the shares of Series A Preferred Stock into shares of common stock on a one for one basis. The Company may also redeem the shares of Series A Preferred Stock at a redemption price of $0.001 by providing a five day notice to the holder of the Series A Preferred Shares (the "Notice of Redemption"). In the event of receipt of the Notice of Redemption by the holder of the Series A Preferred Shares, the holder shall have five business days from date of receipt to convert into shares of common stock in accordance with Section 5 above irrespective of Section 5(a). The Designation further provides that each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of Series A Preferred Stock multiplied by 100.

The purpose of the Designation was to create the Series A Preferred Stock to make available for general corporate purposes, the business operations of the Company and subsequent potential financing activities. The Board of Directors has considered potential uses of the Series A Preferred Stock, which may include the seeking of additional equity financing through public or private offerings, or for other general corporate purposes. Creating the preferred stock provided the Company with greater flexibility and allows for the issuance of shares of preferred stock without the expense or delay of seeking further approval from the shareholders. The Company is at all times investigating additional sources of financing which the Board of Directors believes will be in the Company's best interests and in the best interests of the shareholders of the Company.

Transfer Agent

Shares of common stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed. No transfer shall be registered unless the Company is satisfied that such transfer will not result in a violation of any applicable federal or state security laws. The Company’s transfer agent for its common stock is Empire Stock Transfer Inc., Henderson, Nevada 89014.

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VOTE REQUIRED FOR APPROVAL

In accordance with Section 78.315 and 78.320 of the Nevada Revised Statutes, the following actions were taken based upon the unanimous recommendation and approval by the Company's Board of Directors and the written consent of the majority shareholders.

The Board of Directors of the Company has adopted, ratified and approved the Preferred Stock Amendment, and the Reverse Stock Split. The securities that are entitled to vote approval of the Preferred Stock Amendment and the Reverse Stock Split consist of issued and outstanding shares of the Company's $0.001 par value common voting stock and Series A preferred stock issued and outstanding on August 28, 2014, the record date for determining shareholders who are entitled to notice of and to vote.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Board of Directors fixed the close of business on August 28, 2014 as the record date for the determination of the common and preferred shareholders entitled to notice of the action by written consent.

At the record date, the Company had 5,000,000,000 shares of common stock authorized with a stated par value of $0.001 and 20,000,000 shares of Series A preferred stock of which 938,498,328 shares of common stock and 20,000,000 shares of Series A preferred stock were issued and outstanding, respectively. The holders of shares of common stock are entitled to one vote per share and the holders of the Series A preferred stock are entitled to 100 votes per shares on matters to be voted upon by shareholders.

The holders of shares of common stock are entitled to receive pro rata dividends, when and if declared by the Board of Directors in its discretion, out of funds legally available therefore, but only if dividends on preferred stock have been paid in accordance with the terms of the outstanding preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the common stock are declared by the Board of Directors. Payment of dividends on the common stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the Nevada Revised Statutes and will be determined by the Board of Directors. In addition, the payment of any such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Shareholders and the holders of a controlling interest exceeding majority of the voting power of the Company, as of the record date, have consented to the proposed Preferred Stock Amendment and the Reverse Stock Split. The shareholders have consented to the action required to adopt Proposal One through Two above. This consent was sufficient, without any further action, to provide the necessary stockholder approval of the action.

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IDENTIFICATION OF CURRENT DIRECTORS AND EXECUTIVE OFFICERS

All of the Company's directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. The Company's officers are appointed by its Board of Directors and hold office until their earlier death, retirement, resignation or removal.

The Company's current directors and executive officers, their ages and positions held are as follows:

Name	Age	Position with the Company
Wayne Irving II	43	President/Chief Executive Officer and a Director
Tisha Lawton	39	Secretary, Treasurer/Chief Financial Officer

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed, and including other directorships held in reporting companies.

Wayne Irving II. Mr. Irving is a pioneer in mobile communications technology. He is responsible for the recent development of certain new safety and lifestyle-related mobile applications for Smartphones, tablet computers and other Smart handheld devices. He is considered an innovator with respect to mobile marketing and advertising. In addition, he maintains a high visibility with the general public and is recognized as a leading authority in the areas of mobile app design and mobile marketing through his frequent public appearances, both at industry conferences and at charitable fundraising events with non-profit organizations and other causes relating to curbing the practices of TWD (texting while driving), as well through his continued media exposure in print, Internet, and on radio and television.

Iconosys, Inc. (November 2009 - Present) -- Mr. Irving is a co-founder of Iconosys and currently holds the positions of director, chairman, chief executive officer and chief financial officer. Iconosys develops apps and technologies for iOS and Android OS Smartphones tablet computers and other Smart handheld devices, is a member of the National Organization for Youth Safety (NOYS) and the maker of the widely used and well publicized DriveReply™, SMSW!sh™, Trick or Tracker®, Zombie Slasher®, Word Bully®, Latchkey Kid™, Guards Up™, My Receipt Manager™, Tax Deduction Tracker™, and My Max Speed™ Smartphone apps, and is developing technologies and technology-driven products for its clients with a goal toward designing apps that enrich, enhance, and ultimately make safer and more convenient, our day-to-day lives.

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In 2010, Mr. Irving founded the outreach organization Text Kills®, making two cross country trips in a 36-foot wrapped RV spreading the word about the life threatening dangers from texting while driving. Since 2010, it is estimated that more than 100,000 persons have taken the pledge by signing the Text Kills bus at more than 400 stops and events where Text Kills demonstrates and shares facts with teens, young adults, and the employees of corporations that hire Text Kills to present and share their insight and expertise in this area. Text Kills has presented at many events for Sempra Energy, Coca-Cola Bottling Company, and other organizations. The original founder of Mothers Against Drunk Drivers sits on Text Kills advisory board.

Showerpros.com, Inc. (August 2004 – January 2008) -- Mr. Irving started Showerpros.com in the summer of 2004 as a temporary departure from the Internet and financial markets. From 2004 through July 2007, Showerpros completed more than 800 bathroom and kitchen remodels in Orange County, CA and more than 2,000 total residential and commercial projects, including engaging in all facets of general contracting as a CA-licensed General Contractor. In August 2006, Showerpros was awarded and completed a 660 Kitchen Remodel projects in Las Vegas, NV, where apartments were being converted to condominiums. In the wake of the housing industry/remodeling industry's well chronicled collapsed in the middle of 2007, Mr. Irving left this business and re-entered the hi-tech and clean-tech worlds.

Agilon Products Group, Inc. (November 2001 – July 2002) -- In 2001, Agilon was formed as a business consulting project by Mr. Irving to explore opportunities in alternate industries such as biotechnology. This company's stated mission was to utilize lessons-learned by Mr. Irving in running Internet and hi-tech companies in guiding the business strategies of new start-up and entrepreneur-led consulting clients. In March of 2002, Mr. Irving arranged for the sale and financing of PrimeGen Biotech Corporation, a stem-cell research startup, to an investment group headed by Mr. Thomas Yuen, former CEO of SRS Labs and COO of AST Computer Company.

Solutions Media, Inc. (August 1998 – August 2000) -- Mr. Irving was Chairman and CEO of Solutions Media, a convergence technology company focused initially on developing solutions for interactive television and "smarter" devices. As the company evolved, special attention began to be paid to the media distribution methods that devices utilized in delivering content to the user. Spinrecords.com was Solutions Media's flagship product. Early investors in Solutions Media included NY-based NetGain, Goldman Sachs, and others. Solutions Media further offered technology and consulting-based solutions to a number of companies. In January of 2000, Mr. Irving negotiated and engaged ING Barrings to for an Initial Public Offering and bridge financing.

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Cyber Office Technologies, Inc. (1997 – 1998) -- Mr. Irving was Information Security Manager of Cyber Office Technologies, a venture of DuPont, and in this capacity supported the development of a mid-level accounting software package, similar to Peachtree accounting.

Echolink Interactive (1996 – 1997) -- Mr. Irving was a Microsoft Certified Systems Administrator consulting with regard to help desk solutions for a 40-employee firm that managed approximately 100 web development clients.

United States Marine Corps (April 1991 – April 1996) -- Mr. Irving was a Marine Sergeant. While serving as Maintenance Management Chief, 1st Marine Regiment, 1st Marine Division, Mr. Irving managed and taught classes on the usage of several systems including Maintenance Management Systems and Publications Management Systems. In addition, in his position of authority in the S-4 office for 3rd Battalion, 1st Marines, as well as later for the Headquarters for 1st Marine Regiment, Wayne was responsible for writing and managing policies under the Commanding Officer's signature. Mr. Irving was meritoriously promoted 3 times and decorated 5 times for outstanding leadership in his field during his 5 years as a US Marine.

Mr. Irving studied mathematics and general educational subjects at Mira Costa College in Oceanside, CA (1994-1996) and later studied computer science and pre-medical subjects while attending University of San Diego (1996-1998), where he was also President of Alpha Epsilon Delta (the university's pre-medical student fraternity).

Tisha Lawton. During the past ten years, Ms. Lawton has been involved in business management and human resources with private companies working in corporate administrative, operational and finance related positions. From September 2011 through April 2014, Ms. Lawton was an operations manager with CSI Homes & Development LLC ("CSI"), where she managed the growth of the business from $1,000,000 in revenues in 2011 to over $50,000,000 in revenues in 2013. Ms. Lawton managed an office staff of six persons with a wide range of responsibilities involving oversight of the construction process and daily operations for CSI, including accounting, financing, home sales and upgrades, warranty program management, construction, review and supervision of projects in-line with codes and regulations with sub-contractors, safety training, home designs, interior designs, vehicle purchases and maintenance, equipment purchasing and maintenance, security, community integration. Ms. Lawton also oversaw CSI bookkeeping efforts with focus on preparing cash flow and budgetary estimates, preservation of company profit margins, and providing feedback to upper level management toward future growth and profits. She managed supervisory construction and quality control personnel and further responsibilities included hiring, coordinating, preparing project estimates, negotiating with sub-contractors, and with particular focus on licensing, insurance, and overall sub-contractor performance. Ms. Lawton also engaged and coordinated with government agencies (state, city and local) and engineering professionals on matters pertaining to permitting, road maintenance, sidewalks, utilities, and emergency services. She oversaw, managed, and coordinated with respect to a wide variety of construction and build-out/leasing projects, including (i) floor plans/home designs with architectural firm, (ii) excavation and land development projects, (iii) commercial building projects, and (iv) leasing for unsold, for multi-family build-out, sales, and rentals.

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Ms. Lawton also worked with real estate sales representatives on the listings, showings, sales, and warranty programs, plans and specifications for all new homes built by CSI; responsible for making critical adjustments as necessary to the sales price for inventory based on custom features of particular transaction, so as to ensure profit margins were not jeopardized. She assisted and supported sales team efforts by managing and arranging for the direct sale of approximately twenty homes from 2011 to 2014. She further identified and coordinated banking and financial partners for construction loans and new home financing for retail buyers and managed rentals and leasing, including facilities management for unsold and investment inventory( approximately 35 residential rentals, 117 outdoor storage units, 5 commercial units.)

From March 2009 through present, Ms. Lawton is the president of TLC Management Services where she managed clients in a wide range of businesses and industries, including trucking, construction (concrete, framing, insulation, painting), home building, real estate development, commercial appraising, retail, high tech, advertising and marketing. Her tasks and responsibilities included: payroll services, accounts payable and accounts receivable management, bank reconciliations, benefits packages, general bookkeeping (including ledger entries), tax reporting and preparation. Ms. Lawton also provided general management consulting services for eight home builders located in the Central Iowa area and with total sales of more than $100,000,000.

From Ms. Lawton was the office manager of Northwood Homes LLC where she managed an office staff of six persons, overseeing the construction process and daily operations, including accounting, financing, home sales and upgrades, warranty program management, construction, safety training, designs, lending liaison and management, vehicle purchases and maintenance, equipment purchasing and maintenance, security, community integration, government agencies, permitting, licensing, risk management and all other aspects of the business. She also managed projects for multi-family build-outs, sales, and other miscellaneous home owner's association matters for Prairie Lakes Condo Association.

Ms. Lawton is a graduate of Indianola High School in Indianola, Iowa where she emphasized business and accounting. She is a member of FBLA 1990-1993.

Employment Agreements

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As of the date of this Information Statement, we have employment agreements with certain of our executive officers and directors as follows:

On August 1, 2011, the Company’s wholly owned subsidiary, Ad Shark, entered into an employment agreement with its President Wayne Irving. The term of employment shall be three (3) years, commencing on the August 1, 2011 and terminating on July 31, 2014, or at a later mutually agreeable date. Salary compensation is to be paid at the rate of $88,500 annually, payable on a monthly basis. On the anniversary of employment, this rate will increase 5% annually. At December 31, 2013 and 2012, the Company had accrued wages of $155,706 and $127,219, respectively which are included in accounts payable and accrued expenses balance. In the year ended December 31, 2013 and 2012, the Company made cash payments to Wayne Irving totaling $64,437 and $0.

Family Relationships

Wayne Irving and Tisha Lawton are siblings. There are no other family relationships between any of our directors or executive officers and any other directors or executive officers.

Board Committees and Independence

We are not required to have any independent members of the Board of Directors.  As we do not have any board committees, the board as a whole carries out the functions of audit, nominating and compensation committees, and such “independent director” determination has been made pursuant to the committee independence standards.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;
4.	being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

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5.	being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have not adopted a Code of Ethics but expect to adopt a Code of Ethics and will require that each employee abide by the terms of such Code of Ethics.

Compliance With Section 16(A) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company's directors and officers, and the persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to us pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by the Company and on the representations of the reporting persons, the Company believes that these persons have complied with all applicable filing requirements during the fiscal year ended December 31, 2013.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the Company's Chief Executive Officer and those executive officers that earned in excess of $100,000 during fiscal years ended December 31, 2013 and 2012 (collectively, the “Named Executive Officers”):

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Monster Arts, Inc. Summary Compensation Table

					Stock	Other Compen-
	Principal	Years	Salary	Bonus	Awards	sation	Total
Name	Position	Ending	($)	($)	($)	($)	($)

Wayne Irving II (1)	CEO, CFO	2013 2012	92,924 88,500	- -	40,000 -	- -	132,924 88,500
Brandon M. Graham (2)	Former CFO	2013	-	-	-	-	-
		2012	-	-	-	-	-
Vikram M. Pattarkine, PH.D. (3)	Former Director	2013	-	-	-	-	-
		2012	-	-	-	-	-
William F. Povondra, Jr.	Former Director	2013	-	-	-	-	-
		2012	-	-	-	-	-
Paul Gain	Former CEO	2013	-	-	-	-	-
		2012	20,656	-	-	-	20,656

Note:      (1) Wayne Irving II was appointed as an Officer and Director of the Company on May 15, 2012.

(2) Brandon M. Graham was appointed as the Company’s Chief Financial Officer on March 15, 2013. Mr Graham resigned as CFO on December 21, 2013.

(3) Vikram M Pattarkine, Ph.D. was appointed as Officers and/or Directors of the Company on November 9, 2012. He resigned on October 18, 2013.

(4.) William F. Povondra, Jr. was appointed as Officers and/or Directors of the Company on November 9, 2012. Mr. Povondra resigned as an officer of the Company effective February 13, 2013 and as a director effective February 20, 2013.

(5) Paul Gain resigned his position as CEO and Director of the Company on November 9, 2012.

We do not maintain key-man life insurance for our executive officer/director. We do not have any long-term compensation plans, stock option plans or employment agreements with our executive officer/director.

Option/SAR Grants in Fiscal Year Ended December 31, 2013

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	Year ended December 31, 2013			Year ended December 31, 2012
		Weighted			Weighted
		Average	Aggregate		Average	Aggregate
	Number of	Exercise	Intrinsic	Number of	Exercise	Intrinsic
Stock Options	Options	Price	Value	Options	Price	Value

Balance at beginning of year	6,667	$0.30	—	6,667	$.30	—

Granted	—	—	—	250,000	$.001	—
Exercised	—	—	—	(250,000)	—	—
Forfeited	—	—	—	—	—	—

Balance at end of year	6,667	0.30	—	6,667	0.30	—

Options exercisable at end of year	—	—	—	5,000	$0.30	—

Weighted average fair value of
options granted during year		—			—

The fair value of the options was based on the Black Scholes Model using the following assumptions:

	2013	2012
Exercise price:	$0.30	$0.30
Market price at date of grant:	$1.00	$1.00
Volatility:	229%-311%	229%-311%
Expected dividend rate:	0%	0%
Risk-free interest rate:	0.15%-0.23%	0.13%-0.21%

The following activity occurred under the Company’s plans:

	December 31,	December 31,
	2013	2012
Weighted-average grant date fair value of options granted	$—	$—
Aggregate intrinsic value of options exercise	N/A	N/A
Fair value of options recognized as expense	$—	$2,645

Long-Term Incentive Plans and Awards

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There were no awards made to a named executive officer in fiscal 2013 under any long-term incentive plan.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS

AND FIVE PERCENT STOCKHOLDERS

The following table sets forth certain information concerning the ownership of the Company's common stock as of August 28, 2014 with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of August 28, 2014, there were 938,498,328 shares of common stock issued and outstanding.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this annual report on Form 10-K by (i) each Named Executive Officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

Name and Address of Beneficial Owner (3)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock (1)	Number of Shares of Preferred Stock Beneficially Owned (2)	Percentage of Outstanding Shares of Preferred Stock (2)
Officers and Directors:
Wayne Irving II	354,724,373	37.80%	20,000,000	100%
Tisha Lawton	5,000,000	Nil	-0-	-0-
Gecco (4)	7,222,866
All Directors and Officers as a Group (2 persons) (5)	366,947,239	39.10%	20,000,000	100%
Beneficial Owners Greater Than 5%

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(1)

Percent of class of shares of common stock is based on 938,498,328 shares of common stock issued and outstanding as of August 28, 2014. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this Information Statement.

(2)	Percent of class of shares of preferred stock is based on 20,000,000 shares of Series A preferred stock issued and outstanding as of August 8, 2014. Each share of Series A Preferred Stock has 100 votes thus equivalent to 2,000,000,000 votes.

(3)	Unless otherwise indicated, the address for each of these stockholders is c/o Monster Arts Inc., at 806 East Avenida Pico, Suite I-288, San Clemente, CA 92673.

(4)	Wayne Irving II is the sole officer and director of Gecco and thus has sole dispositive and voting power.

(5)	This figure is comprised of the following: (i) 354,724,373 shares of common stock held of record by Wayne Irving; (ii) 7,222,866 shares of common stock held of record by Gecco of which Wayne Irving has sole dispositive and voting power; and (iii) 5,000,000 shares of common stock held of record by Tisha Lawton.

We are not aware of any arrangements that may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

We believe that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

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INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed increase in the number of authorized shares of the Company's common stock or creation of preferred shares or in any action covered by the related resolutions adopted by the Board of Directors, which is not shared by all other stockholders.

FORWARD-LOOKING STATEMENTS

This information statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, and prospects and opportunities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other of our filings with the U.S. Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

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INCORPORATION OF FINANCIAL INFORMATION

We “incorporate by reference” into this Information Statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this information statement the following documents we have previously filed with the SEC: our Quarterly Report on Form 10-Q for quarterly periods ended March 31, 2014, our Annual Report on Form 10-K for fiscal year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2013, June 30, 2013 and March 31, 2013. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

 MONSTER ARTS INC.

806 East Avenido Pico

Suite I-288

San Clemente, California 92673

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This Information Statement is for informational purposes only. Please read this information statement carefully.

Dated: September 12, 2014

By Order of the Board of Directors

/s/ Wayne Irving II

Wayne Irving II
Chief Executive Officer and Director

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